Exhibit 99.1
Press Release Dated April 20, 2010

NEWS RELEASE
April 20, 2010

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $1.9 million or $.20 per common share for the quarter ended March 31, 2010. This represents an increase of $49.0 million or $6.65 per common share compared to a net loss of $47.1 million or $6.45 per common share for the quarter ended December 31, 2009.  Net interest income and noninterest income increased $749 thousand or 5.9% and $399 thousand or 5.6%, respectively, in the linked quarter comparison. The provision for loan losses declined $4.6 million in the linked quarter comparison and noninterest expenses decreased $52.1 million. Compared to the quarter ended March 31 a year ago, net income in the current period declined $1.4 million or $.19 per common share.

The improvement in net income in the linked quarter comparison is mainly attributed to the goodwill impairment charge and overall higher expenses associated with nonperforming assets during the fourth quarter of 2009 (primarily the provision for loan losses) coupled with an increase in net interest income in the current quarter. Nonperforming assets were as follows for the periods indicated.

(In thousands)	March 31, 2010	December 31, 2009	Increase (Decrease)
Nonaccrual loans	$64,011	$56,630	$7,381
Loans 90 days or more past due and still accruing	1,554	1,807	(253)
Restructured loans	42,325	17,911	24,414
Total nonperforming loans	107,890	76,348	31,542
Other real estate owned	26,686	31,232	(4,546)
Other foreclosed assets	12	38	(26)
Total nonperforming assets	$134,588	$107,618	$26,970

The increase in nonperforming assets was driven mainly by higher restructured loans of $24.4 million. The increase in restructured loans was boosted by a single residential real estate development credit in the amount of $10.7 million. Substantially all of the increase in restructured loans is secured by real estate. The Company is working diligently to identify which of its other challenged credits may merit a restructuring of terms in order to maximize loan repayments. Cash flow projections are carefully scrutinized prior to restructuring any credits; past due credits are typically not granted concessions.

The Company added $1.9 million to its provision for loan losses in the first quarter of 2010, a decrease of $4.6 million compared to $6.5 million for the fourth quarter of 2009. Net loan charge-offs were $1.6 million and $5.2 million in the current three months and linked quarter, respectively, a decrease of $3.6 million or 69.0%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .13% and .41% in the current and linked quarters, respectively.

The allowance for loan losses was $23.7 million at March 31, 2010 compared to $23.4 million at year-end 2009. The allowance for loan losses as a percentage of loans outstanding (net of unearned income) increased to 1.89% at March 31, 2010 compared to 1.84% at year-end 2009. The $24.4 million growth in nonperforming loans increased at a higher rate than the increase in the allowance for loan losses because most of the increase in nonperforming loans relate to restructured loans. The reserve assigned to credits that are restructured with lower interest rates represents the difference in the present value of future cash flows calculated at the loan's original interest rate and the new lower rate. The reserve associated with collateral dependent loans is generally more severe.

Farmers Capital Bank Corporation   *   Page 1of 4

First Quarter 2010 Compared to Fourth Quarter 2009

▪
The $49.0 million or $6.65 per common share increase in earnings for the first quarter of 2010 compared to the fourth quarter of 2009 is primarily attributed to the $46.5 million after tax goodwill impairment charge recorded in the fourth quarter of 2009. There was no such impairment charge in the current quarter.

▪
Net interest income increased $749 thousand or 5.9% due mainly to a decrease in interest expense on deposits of $928 thousand or 12.2% in the comparison. Net interest margin was 2.93% in the current quarter, an increase of 25 basis points from 2.68% in the linked quarter. Net interest spread was 2.76%, an increase of 30 basis points compared to 2.46%.

▪	The provision for loan losses decreased $4.6 million in the linked quarter comparison.
▪	Noninterest income increased $399 thousand or 5.6% due mainly to an increase in net gains on the sale of investment securities of $200 thousand and higher trust income of $96 thousand.
▪
Noninterest expenses decreased $52.1 million due mainly to the $52.4 million pre-tax goodwill impairment charge recorded in the fourth quarter of 2009. Salaries and employee benefits decreased $435 thousand or 5.8% which partially offset significant other higher operating expenses related to net other real estate expense of $535 thousand and deposit insurance expense of $216 thousand.

▪
Income tax expense was $572 thousand compared to an $8.2 million tax benefit in the linked quarter. The linked quarter tax benefit is attributed mainly to the impact of the goodwill impairment charge. A portion of the previously recorded goodwill was created in taxable business combinations and therefore a tax benefit of $5.9 million attributed to the impairment charge was recorded.

First Quarter 2010 Compared to First Quarter 2009

▪
Net income was $1.9 million for the quarter ended March 31, 2010, a decrease of $1.4 million or 41.1% compared to $3.3 million in the first quarter a year ago. Net income per common share was $.20 and $.39 for the first quarters of 2010 and 2009, respectively, a decrease of $.19 or 48.7%. The percentage decrease in per common share earnings is greater than the percentage decrease in net income due to an increase in dividends and accretion related to the preferred stock issued during the first quarter of 2009 and a slight increase in the number of common shares outstanding.

▪
Net interest income decreased $789 thousand or 5.5%. Interest and fee income on loans declined $2.2 million or 11.1% partially offset by lower interest expense on deposits of $1.9 million or 21.9%. Net interest margin was 2.93% in the current quarter, a decrease of 10 basis points from 3.03% in the first quarter a year earlier; net interest spread was 2.76%, compared to 2.75%.

▪	The provision for loan losses increased $250 thousand or 14.9% compared to a year ago.
▪
Noninterest income increased $765 thousand or 11.4% mainly due to a $858 thousand increase in net gains on the sale of investment securities partially offset by a $225 thousand decrease from net gains on the sale of loans. Allotment processing fees increased $96 thousand or 7.5%.

▪
Noninterest expenses increased $1.4 million or 9.2%. Salary and benefit expenses decreased $428 thousand or 5.7%, but were offset by higher expenses associated with other real estate of $1.5 million and deposit insurance expense of $654 thousand.

▪	Income tax expense decreased $299 thousand or 34.3%. The effective income tax rate was 22.7% in the current period compared to 20.9% a year earlier.

Balance Sheet

▪
Total assets were $2.1 billion at March 31, 2010, a decrease of $23.3 million or 1.1% from year-end 2009. Major line item decreases were as follows: loans (net of unearned income) of $16.5 million or 1.3%, company-owned life insurance of $8.3 million or 22.6%, and other real estate owned of $4.5 million or 14.6%. Net investment securities increased $10.2 million or 1.9%.

▪	The decrease in company-owned life insurance is the result of the Company’s planned liquidation of certain policies at their cash surrender value.

Farmers Capital Bank Corporation   *   Page 2 of 4

▪
Net deposits decreased $9.0 million or .6% in the linked quarter comparison. Noninterest bearing deposit balances declined $5.8 million or 2.7% and interest bearing deposits decreased $3.2 million or .2%.

▪	Borrowed funds decreased $13.8 million or 3.8%.
▪
Nonperforming loans were $108 million at March 31, 2010, an increase of $31.5 million or 41.3% compared to $76.3 million at December 31, 2009. As detailed above, restructured loans accounts for $24.4 million of the increase in nonperforming loans.

▪	The allowance for loan losses was 1.89% of loans outstanding (net of unearned income) at March 31, 2010, an increase of 5 basis points compared to 1.84% at December 31, 2009.
▪	The Company’s regulatory capital level remains in excess of “well-capitalized” as defined by its regulators.

Dividend Status

Under an agreement with its banking regulatory authorities entered into last fall, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of the Company’s request to make interest payments on its trust preferred securities and dividends on its preferred stock this quarter, the Company did not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) seek regulatory approval for the payment of common stock dividends.  Moreover, the Company will not pay any such dividends on its common stock in any subsequent quarter until the regulator’s assessment of the earnings of the Company’s subsidiaries, and the Company’s assessment of its capital position, both yield the conclusion that the payment of a Company common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 3 of 4

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Interest income	$23,382	$23,721	$26,329
Interest expense	9,932	11,020	12,090
Net interest income	13,450	12,701	14,239
Provision for loan losses	1,926	6,499	1,676
Net interest income after provision for loan losses	11,524	6,202	12,563
Noninterest income	7,490	7,091	6,725
Noninterest expenses	16,497	68,567	15,112
Income (loss) before income tax expense	2,517	(55,274)	4,176
Income tax expense (benefit)	572	(8,202)	871
Net income (loss)	$1,945	$(47,072)	$3,305

Net income (loss)	$1,945	$(47,072)	$3,305
Preferred stock dividends and discount accretion	(466)	(464)	(414)
Net income (loss) available to common shareholders	$1,479	$(47,536)	$2,891

Per common share
Basic and diluted net income (loss)	$.20	$(6.45)	$.39
Cash dividend declared	N/A	.10	.25

Averages
Loans, net of unearned interest	$1,264,314	$1,287,862	$1,315,584
Total assets	2,187,898	2,285,342	2,225,577
Deposits	1,639,562	1,661,493	1,591,758
Shareholders’ equity	150,147	199,281	195,154

Weighted average shares outstanding-basic and diluted	7,379	7,371	7,357

Return on average assets	.36%	(8.17)%	.60%
Return on average equity	5.25%	(93.71)%	6.87%

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$216,318	$218,336
Investment securities	559,058	548,848
Loans, net of allowance of $23,694 and $23,364	1,231,784	1,248,578
Other assets	141,082	155,800
Total assets	2,148,242	$2,171,562

Deposits	$1,624,436	$1,633,433
Federal funds purchased and other short-term borrowings	38,597	47,215
Other borrowings	311,757	316,932
Other liabilities	24,271	26,755
Total liabilities	1,999,061	2,024,335

Shareholders’ equity	149,181	147,227
Total liabilities and shareholders’ equity	$2,148,242	$2,171,562

End of period book value per share1	$16.36	$16.11
End of period tangible book value per common share2	15.74	15.44
End of period common share value	8.57	10.22
End of period dividend yield3	N/A	3.91%

1Represents total common equity divided by the number of common shares outstanding at the end of the period.
2Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.
3Represents annualized common dividend declared divided by the end of period common share value.

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